First Quarter 2017

Questions and Answers

April 25, 2017

Cautionary Note Regarding Forward-Looking Statements

This document contains information that may constitute “forward-looking statements” within the meaning of Section 27 of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “will” and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to the risks and uncertainties described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

References to "we," "us," "our," the "Company," and "U. S. Steel," refer to United States Steel Corporation and its Consolidated Subsidiaries.

1. Please explain the change in capitalization and depreciation method?

During 1Q 2017, we completed a review of our accounting policy for property, plant and equipment depreciated on a group basis. As a result of this review, we changed our accounting method for property, plant and equipment from the group method of depreciation to the unitary method of depreciation, effective as of January 1, 2017. The change from the group method to the unitary method is preferable under accounting principles generally accepted in the U.S. as it will result in a more precise estimate of depreciation expense. Additionally, the change to the unitary method of depreciation is consistent with the depreciation method applied by our competitors, and improves the comparability of our results to our competitors’ results. Due to the application of the unitary method of depreciation and resultant change in our capitalization policy, maintenance and outage spending that had previously been expensed will now be capitalized if it extends the useful life of the related asset. The 2017 estimated impact is an approximately $175 million decrease in operating expense.

2. How are you responding to the threat from alternate materials and solutions in the auto industry?

We currently expect that advanced high strength steel (AHSS) demand in automotive will continue to grow. We believe AHSS provides a strong and viable solution for our customers and we are leading the development and commercialization of AHSS in North America.

The continued development of AHSS, particularly Generation 1 Plus and Generation 3 AHSS, enables us to provide our automotive customers with a steel intensive total vehicle solution. These solutions will help our customers meet the CAFÉ and safety standards of future vehicles at a very attractive and competitive value proposition compared with potential alternative materials.

We have made progress developing AHSS for automotive applications up to and including Generation 3 steels that possess unique properties in terms of strength, formability and toughness for light weighting and crash worthiness. We are working closely with customers on specific applications for their use incorporating advanced analytic techniques for geometry, grade and gauge redesign.

3. What is your current Tubular operating configurations?

We mitigated losses from the energy sector downturn in our Tubular segment by idling certain facilities within the segment while permanently shutting down other facilities. We permanently shut down the Lorain Tubular #4 mill, Lone Star #1 mill, and Bellville Tubular Operations. The assets at our McKeesport Operations have been sold. We also announced our intention to permanently shut down the Lorain #6 Quench and Temper mill. However, we have decided to relocate the Lorain #6 Quench and Temper equipment to one of several other sites under consideration to optimize our operations.

We are currently operating our seamless mills in Fairfield, AL and Lorain, OH. Our seamless mill in Fairfield produces mid-range diameter pipe, while our Lorain #3 mill produces large diameter pipe that is historically used for off-shore drilling. We are currently purchasing rounds from third parties to feed our seamless mills. We are in the process of restarting our Lone Star #2 mill and expect production to resume in May.

The construction of the EAF at Fairfield Works, which began in 2Q 2015, was suspended in December 2015 until market conditions in both the oil and gas and steel industries improve. A decision to resume the EAF project would require sustainable conditions in the oil and gas market, most likely driven by less volatile oil prices that would keep rig counts at consistently high levels. Should the EAF be completed, it will be part of the Tubular segment and supply rounds to our Fairfield and Lorain seamless mills.

The Tubular segment would become self-sufficient for its rounds needs, and given the permanent shut down of over half of our welded capacity, future substrate requirements from the Flat-Rolled segment will be significantly lower than in the past.

We are also evaluating if producing slabs using the EAF could provide more flexibility to meet our Flat-Rolled customers’ needs. In such a scenario, the Tubular segment would be selling slabs to the Flat-Rolled segment at market prices.

4. Can you tell us more about your asset revitalization plan?

What is it?

Our asset revitalization plan is a comprehensive investment plan, anchored in the Carnegie Way, to improve our profitability and competitiveness through projects designed to improve product capability and quality, and our operating reliability, efficiency and cost. The program focus is on investments in our existing Flat-Rolled segment assets, our people, and our processes. This targeted investment program will ensure maximum impact to our stockholders, customers and employees.

Why are you doing it?

The performance expectations of our customers are constantly increasing, and we need to be investing in our assets at a pace that will allow us to keep up with these increasing standards. On the quality side, we need to reduce our existing diversion, retreat and claim rates, and on the delivery side, consistency is the key. We will increase our spending on critical infrastructure in order to reduce major events that disrupt our entire supply chain, and to reduce our unplanned downtime and improve our reliability centered maintenance capabilities.

How are you doing it?

Importantly, while this is a large program, the majority of projects are not large, complex projects. Forty percent of the total program spend is expected to be on projects that cost less than $10 million, and sixty percent of the total program spend is expected to be on projects that cost less than $20 million. This means that assumptions are more accurate, and projects are easier to execute. Due to the smaller nature of many of the projects, we do not have to complete the entire program in order to start seeing benefits. Also, by breaking the program down into a series of smaller projects, we have greater flexibility to adjust the scope and pace of project implementation based on changes in business conditions.

How long will it take?

In order to ensure that we obtain the desired results from our asset revitalization efforts, it was necessary to properly plan and schedule a large number of projects. The development and scheduling of these projects required the input and coordinated efforts of hundreds of people from across the Flat-Rolled segment footprint. Once the project portfolio was prepared and optimized, actual implementation efforts needed to be coordinated with production and maintenance schedules to minimize the disruption to production operations. The work requires outages on many facilities and we are making sure we can support our customers at the same time as we revitalize our assets. As a result, we expect the implementation schedule will stretch over a period of three to four years.

How much will it cost?

We currently expect our investment in asset revitalization in 2017 to be approximately $300 million higher compared with 2016. As noted above, we have the ability to adjust the scope and pace of implementing our plan based on changes in business conditions.

How does it create value?

Our asset revitalization plan is not just sustaining capital and maintenance spending; these projects will deliver both operational and commercial benefits, with most of the benefits coming from operational improvements. The commercial benefits we expect to realize will be driven primarily by things we can control, such as better product quality, improved delivery performance, and increased throughput on constrained assets.

After we complete our full asset revitalization plan, we will have well maintained facilities with a strong core infrastructure, and strong reliability centered maintenance organizations. We will deliver products to our customers with improved reliability and quality.

Executing this plan is a critical milestone in the Carnegie Way journey to take us from “earning the right to grow” to “driving and sustaining profitable growth.”

5. How do seasonally lower iron ore shipments in the first quarter negatively impact your financial results?

Our mining operations are unable to ship pellets to our blast furnaces in the U.S. and to our third party customers for much of 1Q because the Soo Locks, which connect Lake Superior with the lower Great Lakes, are closed from mid-January to late March. Our mining operations still produce pellets in those months, but at a lower volume. This scenario negatively impacts our financial results due to the operating inefficiencies that result from running at lower production volumes with increased spending due to planned maintenance resulting in a higher cost per ton.

The table below illustrates the seasonality of pellet shipments.

6. Can you provide more details on your agreements to sell iron ore pellets to third party customers, and how you will be reporting earnings for these sales?

We have entered into iron ore pellet supply agreements with both North American and international customers, under various terms and conditions. There are both short-term and multi-year agreements. Pricing terms include both fixed and adjustable arrangements. There also are both fixed and requirements based volume arrangements. Our iron ore mining operations are part of our Flat-Rolled segment. Results from iron ore pellet sales to third party customers are reported in our Flat-Rolled segment results and are not reported separately.

7. What is your exposure to changes in global metallurgical coal costs?

Our delivered coal cost for our U.S. operations is expected to increase by $19/ton in 2017 compared to 2016 coal costs.

Our annual coal requirements have decreased as we permanently shut down cokemaking capacity concurrent with the permanent shutdown of steelmaking capacity in 2014. Our current domestic cokemaking operations, plus the Suncoke Gateway operations, running at full capacity would consume approximately 6.5 to 7.0 million tons of coal annually, which would support approximately 16 million tons of raw steelmaking capacity.

We purchase coal for our European operations under arrangements that typically have quarterly pricing resets. Our European cokemaking operations running at full capacity would consume approximately 2 million tons of coal annually, which would support approximately 4.5 million tons of raw steelmaking capacity.

8. What is the status of the U. S. Steel Canada (USSC) Companies’ Creditors Arrangement Act (CCAA) process?

We announced in November 2016 that we had agreed to proposed terms with Bedrock Industries Group LLC ("Bedrock") regarding the sale and transition of ownership of USSC to Bedrock. Since then, USSC was granted an order approving Bedrock as the successful bidder under the Sale and Investment Solicitation Process Order which authorized USSC to enter into a CCAA Acquisition and Plan Sponsor Agreement with Bedrock and a Province Support Agreement with the Province of Ontario relating to the restructuring transaction with Bedrock.

After extensive negotiations with us and other key stakeholders, USSC was granted an order accepting the filing of a plan of compromise, arrangement and reorganization (“Plan”) with the Court and authorizing USSC to hold meetings of its creditors to vote on the Plan. The meetings of the two classes of creditors will be held on April 27, 2017.

The Plan provides numerous conditions that must be satisfied prior to the closing of the transaction. We remain engaged with USSC and the other key stakeholders in the negotiation of the definitive agreements and the satisfaction of the closing conditions to the Plan.

As part of the proposed transition in ownership, we will continue to provide certain shared services to USSC. Should the transaction ultimately close, we expect to receive approximately $127 million in satisfaction of our secured and unsecured claims, including accrued interest. The proposed terms of the agreement also provide for a release of all claims against us regarding environmental, pension and other liabilities. We also expect to enter into an agreement to supply all of the iron ore requirements at the acquired USSC operations through 2021.

9. What are the latest developments regarding the Vietnam circumvention trade case?

In September 2016, we, along with other steel producers, filed requests with the U.S. Department of Commerce (“DOC”) to investigate whether imports of cold-rolled steel and CORE steel from Vietnam are circumventing existing antidumping / countervailing duty orders on these products from China. These cases were brought to address concerns that Chinese producers have been diverting merchandise to Vietnam to undergo minor processing, before exporting these products to the United States. The DOC initiated the investigation in November 2016 and in December 2016 identified and sent questionnaires to Vietnamese producers, requesting confidential quantity and value information. The DOC received responses from Vietnamese producers on December 28, 2016. The entire proceeding should be completed within 300 days of the date of publication of its initiation determination, unless the deadline is extended by the DOC. A link to the filing is available on the DOC’s electronic filing site
(https://access.trade.gov/). Applicable case numbers include: A-570-026, C-570-027, A-570-029, and C-570-030.

10. What is the current status of your Section 337 filing?
In April 2016, we launched a case under Section 337 of the Tariff Act of 1930 against ten of the eleven largest Chinese producers and their distributors. The complaint alleged three causes of action: 1) illegal conspiracy to fix prices and control output and export volumes; 2) the theft of trade secrets through industrial espionage; 3) circumvention of duties by false labeling and transshipment. On May 26, 2016, the International Trade Commission (ITC) instituted an investigation on all three causes. On February 15, 2017, we voluntarily withdrew our trade secret claim. We continue to vigorously pursue public policy efforts to address cyber theft. The Section 337 claims relating to the antitrust and false designation of origin claims continue to be aggressively litigated.

On November 25, 2016, the Administrative Law Judge (ALJ) issued an order dismissing the antitrust claims. However, The ITC granted our petition to review the ALJ's initial determination to terminate the antitrust portion of the litigation. All parties submitted their briefs on the antitrust review and oral argument was held before the ITC Commisioners on April 20, 2017.

On January 11, 2017, the ALJ issued an order dismissing the false designation of origin claims. We filed a petition to review the ALJ’s order with the ITC commissioners, and the ITC reinstated the false designation of origin claim on February 27, 2017. A new scheduling order was entered and the target date to conclude the investigation has been set for April 2018, with hearings on the foreign designation of origin claim starting on September 25, 2017. The remedy sought in the petition is the barring of all Chinese carbon and steel and alloy steel products from the U.S. market.

11. What is the expected impact of the Section 232?

We are pleased with the executive memorandum signed by President Trump on April 20 which begins an investigation by the DOC into the implications of foreign steel imports on America’s national security under Section 232 of the Trade Expansion Act of 1962. Steel is a core industry to our nation and a critical building block of our economy and national security, and we cannot afford to be undermined due to unfair trade practices and other abuses that target our steel makers and steel jobs. For too long, China and other nations have been conducting economic warfare against the American steel industry by subsidizing their steel industries, distorting global markets, and dumping excess steel into the United States. The effects have been staggering. Tens of thousands of workers in the American steel industry, the industry’s supply chain and the communities in which our industry operates have lost their jobs due to unfair and illegal practices by foreign producers. We have offered the DOC our full cooperation during its investigation.

12. What is the expected impact of Buy America, Hire America?

We are pleased with the “Buy American” portion of the Executive Order signed by President Trump on April 18. It is a positive step in ensuring full enforcement of existing Buy America laws and ensuring the steel industry remains competitive. Strong Buy America domestic procurement preferences for federally funded infrastructure projects are vital to the health of the domestic steel industry. The foundation of a strong Buy America program is the longstanding requirement that all iron and steel-making process occur in the U.S. for the product to be Buy America compliant - from the actual steel production to the finishing processes. This “melted and poured” standard has been successfully applied since 1983 and must continue to be the standard used in federal Buy America rules for steel procurement. We applaud the President for affirming his commitment to full and effective enforcement of our Buy America laws, and to addressing the issue of unfairly dumped and subsidized steel. We look forward to working with the Administration on these matters.

13. What is the current status of the flat-rolled trade cases?

We, along with other steel producers, continue to defend the recent orders imposed in the flat-rolled cases at the Court of International Trade. The affirmative decisions reached in 2016 will directly benefit us by limiting subject imports that are being unfairly traded from entering our markets and helping to provide a more level playing field.

Please refer to our Form 10-Q, to be filed with the Securities and Exchange Commission on April 26, 2017, for a detailed discussion of International Trade matters.

Corrosion-Resistant

	Countervailing Duties	Antidumping Duties
Country	Final	Final
	July 25, 2016	July 25, 2016
China	39.05 - 241.07%	209.97%
India	8.00 - 29.46%	3.05 - 4.43%
Italy	0.07 - 38.51%	12.63 - 92.12%
Korea	0.72 (de minimis) - 1.19%	8.75 - 47.80%
Taiwan	0.00%	10.34%
Source: U.S. Department of Commerce

Cold-Rolled

	Countervailing Duties	Antidumping Duties
Country	Final	Final
	July 14/Sept. 20, 2016	July 17/Sept. 20, 2016
Brazil	11.09 - 11.31%	19.58 - 35.43%
China	256.44%	265.79%
India	10.00%	7.60%
Japan	---	71.35%
Korea	3.91 - 59.72%	6.32 - 34.33%
Russia[1]	---	---
United Kingdom	---	5.40 - 25.56%
Source: U.S. Department of Commerce

1 In its final phase investigation, the ITC issued a negative injury determination against Russia. Thus, no AD or CVD Orders were issued against Russia. The DOC’s final countervailing duty rates for Russia were between 0.62 (de minimis) - 6.95% and the final antidumping duty rates for Russia were between 1.04 (de minimis) - 13.36%.

Hot-Rolled

	Countervailing Duties	Antidumping Duties
Country	Final	Final
	October 3, 2016	October 3, 2016
Australia	---	29.58%
Brazil	11.09 - 11.30%	33.14 - 34.28%
Japan	---	4.99 - 7.51%
Korea	3.89 - 58.68%	3.89 - 9.49%
Netherlands	---	3.73%
Turkey	---[2]	3.66 - 7.15%
United Kingdom	---	33.06%
Source: U.S. Department of Commerce

14. What was the outcome of the first period of review in the Korea Oil Country Tubular Goods investigation?

We continue to be actively engaged in relevant administrative reviews and five-year (sunset) reviews before the ITC and the DOC. On March 21, 2017, the U.S. DOC held a hearing for the first period of review in the Korea OCTG investigation. On April 11, 2017, the DOC announced its final determination, indicating that Korean steel producers have been unfairly dumping OCTG in the U.S. market. In calculating the antidumping margins, the DOC stated that it was addressing market distortions in the production of OCTG imports, and calculated dumping margins that also accounted for unfair pricing practices of foreign exporters. As a result, the antidumping margins for many of the respondents changed, with NEXTEEL’s duty increased to 24.92%, SeAh Steel decreased to 2.76%, and all other South Korean imports of OCTG set at 13.84%. We will continue to vigorously pursue further increased margins against imports of OCTG from South Korea in annual administrative reviews and five year sunset reviews.

15. What was your utilization rate in 1Q 2017, excluding the temporarily idled Granite City Works?

Our reported Flat-Rolled raw steel capability utilization rate in 1Q 2017 was 65% based on 17 million net tons of annual capability. The Flat-Rolled raw steel capability utilization, excluding the 2.8 million net tons of raw steel capability of Granite City Works that is currently idled, is 78%.

2 In its final phase investigation, the ITC found that imports of hot-rolled steel that were found to be subsidized by the government of Turkey were negligible. Therefore, no CVD order was issued against Turkey.

16. Where do lead times currently stand?

Lead times for hot-rolled coil products are currently approximately six weeks. Cold-rolled and coated products are approximately eight weeks.

17. Your stock has been very volatile. Why is this so and what are you doing to reduce the impact of cyclicality on your results?

The global steel industry is a cyclical industry and steel selling prices can change fairly quickly. Our operating configuration has significant leverage to steel selling price and volume changes to both the upside and the downside, resulting in significant earnings volatility on a quarter-to- quarter basis. The volatility of our earnings is also affected by the consistency and reliability of our operations. One objective of our Carnegie Way transformation is to create a lower and more flexible cost structure, as well as more flexible and reliable operations in order to mitigate the financial impact of this volatility. Our asset revitalization plan is designed to address several of these factors, including our operating reliability, efficiency and cost. We are reducing our break-even point by adjusting our footprint, improving our hot-rolled band costs, and reducing overhead costs. While we cannot control or reduce the cyclicality of the global steel industry, we can control our costs and create a more flexible business model that will produce stronger and more consistent results across industry cycles.

18. Is the Carnegie Way just a cost cutting initiative?

No - it is much more than a cost cutting initiative, improving all our core business processes, including commercial, manufacturing, supply chain, procurement, innovation, and functional support. Carnegie Way is our culture and the way we run the business. We focus on our strengths and how we can create the most value for our stockholders and best serve our customers.

We have achieved sustainable cost improvements through process efficiencies and our investments in reliability centered maintenance (RCM), and we will continue to find process improvements that enable us to better serve our customers and reward our stakeholders. Additionally, if we find that changes cannot be implemented and value cannot be created for our customers and stockholders, we exit those underperforming areas. Opportunities are greatest where we make money for our stockholders and our customers. When we deliver value, we can provide good jobs and benefits to our employees and help support the communities in which we do business.

19. What portion of the Carnegie Way benefits are cash vs. P&L items?

All disclosed Carnegie Way benefits run through P&L, primarily through cost of sales and selling, general and administrative expenses. We also have Carnegie Way projects that generate cash-only benefits, for example working capital projects, but these are not included in our disclosed Carnegie Way benefits.

20. You have mentioned that there is increased focus on earning economic profit. What is the definition of economic profit?

The term profit typically refers to any positive income for a business enterprise. Economic profit has a higher threshold and refers to income in excess of an enterprise’s weighted average cost of capital, which includes the cost of equity as well as the cost of debt. Economic profit is true value creation as it provides stockholder returns above the weighted average cost of capital.